Exhibit 10.33
AMENDMENT NUMBER FOUR

COLFAX CORPORATION NONQUALIFIED DEFERRED COMPENSATION PLAN

The Colfax Corporation Nonqualified Deferred Compensation Plan, effective January 1, 2016 and as subsequently amended (together, the “Plan”), is hereby further amended as follows, effective as of January 1, 2022:

1.Section 1.10 is hereby deleted in its entirety and amended and restated as follows:

“1.10 ‘Bonus’ shall mean one or more cash bonuses designated from time to time by the Committee as eligible for deferral under this Plan, including, without limitation, bonuses under the Colfax Corporation Annual Incentive Plan, but excluding all retention bonuses and change in control bonuses unless the Committee otherwise determines that retention and change in control bonuses will be included.”

2.Section 1.18 is hereby deleted in its entirety and amended and restated as follows:

“1.18 ‘Disability’ or ‘Disabled’ shall mean that a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. A Participant shall be considered Disabled only if he or she meets one or both of the following criteria:

(a)He or she has been determined under the Employer’s long-term disability plan as eligible for benefits thereunder; or

(b)He or she has been determined by the Social Security Administration as eligible for Social Security disability benefits.”

In all other respects the Plan, as amended herein, is hereby ratified and confirmed.

IN WITNESS WHEREOF, Colfax Corporation has caused this instrument to be signed by its duly authorized officer as of this     9th     day of December     , 2021.

COLFAX CORPORATION

By:
Its:VP Total Rewards

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